Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com
Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM ANNOUNCES APPOINTMENT OF
GREGORY MOORE TO BOARD OF DIRECTORS

CHICAGO, May 7, 2019 - Hill-Rom Holdings, Inc. (NYSE: HRC), announced the appointment of Gregory J. Moore MD, PhD, to its Board of Directors, effective May 7, 2019. Dr. Moore is currently the Corporate Vice President, Health Technology and Alliances at Microsoft Corporation.

“We are pleased to have an outstanding new addition to our board,” said William G. Dempsey, Hill-Rom’s Chair of the Board. “Greg’s breadth of leadership experience in the transformation of healthcare, and development and application of digital health technology will bring relevant  perspectives to Hill-Rom as the company pursues its vision of advancing connected care.”

Dr. Moore was previously Vice President Google Cloud Healthcare & Life Sciences. He is an engineer, practicing neuroradiologist and clinical informaticist, and holds a PhD from the Massachusetts Institute of Technology.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at www.hill-rom.com.